Exhibit 1.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

BETWEEN

EMPIRE STATE REALTY TRUST, INC.

AND

Q REIT HOLDING LLC

Dated as of August 23, 2016

i

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (as the same may be amended, modified or supplemented from time to time, this “Agreement”), dated as of August 23, 2016, is made and entered into by and between Empire State Realty Trust, Inc., a Maryland corporation (the “Company”), and Q REIT Holding LLC, a Qatar Financial Centre limited liability company (“Purchaser”).

WHEREAS, Purchaser wishes to purchase, and the Company wishes to issue, upon the terms and conditions stated in this Agreement, that aggregate number of shares of the Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”), set forth opposite Purchaser’s name in column (3) on Schedule 1.1(a) hereto (the “Purchased Shares”).

WHEREAS, the Company and Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act.

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement, a Stockholders Agreement, an Ownership Limitation Waiver and related Purchaser Representation Letter, each as between the Company and Purchaser and each of even date herewith (such agreements and documents collectively, the “Related Documents”).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Purchaser hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF PURCHASED SHARES

Section 1.1 Purchase and Sale of Purchased Shares.

(a) At the closing for the purchase and sale contemplated hereunder (the “Closing”), which shall occur simultaneously with the execution and delivery of this Agreement (the “Closing Date”), the Company shall issue and sell to Purchaser, and Purchaser shall subscribe for and buy from the Company, the Purchased Shares at a price of $21.00 per share. The aggregate purchase price for the Purchased Shares (the “Purchase Price”) shall be the amount set forth opposite Purchaser’s name in column (4) of Schedule 1.1(a) hereto.

(b) At the Closing, (i) Purchaser shall pay the Purchase Price to the Company for the Purchased Shares by wire transfer of immediately available funds in U.S. dollars in accordance with the Company’s written wire instructions and (ii) the Company shall deliver the Purchased Shares to Purchaser, registered in the name of Purchaser on the books and records of the Company and held by way of direct registration/book-entry at an account in Purchaser’s name at the Company’s transfer agent, American Stock Transfer & Trust Company, LLC.

(c) The Closing will occur at the offices of the Company or such other place on the Closing Date as may be agreed by the parties or by conference call and electronic exchange of signatures, documents and other deliverables required to be executed and/or delivered at the Closing.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company. The Company represents and warrants to Purchaser that, except as set forth in the Filed Documents (as defined below), to the extent such Filed Documents have been filed at least three (3) Business Days prior to the date hereof:

(a) Organization and Good Standing. Each of the Company and its subsidiaries has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business and is in good standing in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, and has all power and authority necessary to own or hold its properties and to conduct the business in which it is now engaged and in which it proposes to be engaged as described in the Filed Documents, except where the failure to be so qualified or in good standing or have such power or authority does not or would not reasonably be expected to have, individually or in the aggregate, (i) a material adverse effect upon the business, properties, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole; or (ii) prevent or materially interfere with the consummation of the transactions contemplated by this Agreement (each of (i) and (ii) above, a “Company Material Adverse Effect”).

(b) Organization and Good Standing of Operating Partnership. Empire State Realty OP, L.P., a Delaware limited partnership (the “Operating Partnership”) has been duly formed and is validly existing as a limited partnership in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing as a foreign limited partnership in each jurisdiction in which its ownership or lease of property and other assets or the conduct of its business requires such qualification, except where the failure to so qualify would not, individually or in the aggregate, have a Company Material Adverse Effect, and has all power and authority necessary to own, lease and operate its properties and to conduct its business as described in the Filed Documents and to enter into and perform its obligations under this Agreement. The Company is the sole general partner of the Operating Partnership. The First Amended and Restated Agreement of Limited Partnership of the Operating Partnership is in full force and effect.

(c) Capitalization. As of the date hereof and immediately prior to the issuance of the Purchased Shares hereunder, the Company’s authorized capital stock consists of 400,000,000 shares of Class A Common Stock, of which 123,218,922 are issued and outstanding; 50,000,000 shares of Class B common stock, $0.01 par value per share (the “Class B Common Stock”), of which 1,099,014 are issued and outstanding, and 50,000,000 shares of preferred stock, of which no shares are issued and outstanding. The outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. None of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company. Other than with respect to (i) the Class B Common Stock; (ii) the operating partnership units of the Operating Partnership that are designated as Series ES Operating Partnership Units, Series 60 Operating Partnership Units, Series 250 Operating Partnership Units and Series PR Operating Partnership Units (collectively, the “OP Units”); (iii) the Operating Partnership’s 2.625% Exchangeable Senior Notes due 2019; and (iv) any shares reserved pursuant to the Company’s and the Operating Partnership’s equity incentive plan as disclosed in the Filed Documents (including shares reserved in connection with outstanding long term incentive plan units of the Operating Partnership (the “LTIP Units”) issued pursuant to such plan), no shares of capital stock of the Company are reserved for any purpose. Except for the Class B Common Stock, the OP Units, the LTIP Units and the Operating Partnership’s 2.625% Exchangeable Senior Notes due 2019, there are no outstanding securities or other instruments convertible into or exchangeable for any shares of capital stock of, or other equity interests in, the Company and there are no outstanding options, rights (preemptive or otherwise) or warrants or other instruments to purchase or subscribe for shares of capital stock or any other securities of the Company or any other contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of the Company, any such convertible or exchangeable securities or any such rights, warrants or options. All of the issued shares of capital stock or other equity interests, as applicable, of each subsidiary of the Company or the Operating Partnership have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company or the Operating Partnership, free and clear of all liens, encumbrances, equities, claims, restrictions on voting or transfer, or any other claims of any third party.

(d) Power and Authority. The Company has full right, power and authority to execute and deliver this Agreement and the Related Documents and to perform its obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement and the Related Documents and the consummation by it of the transactions contemplated hereby and thereby has been duly and validly taken.

(e) Purchase Agreement. This Agreement has been duly authorized, executed and delivered by the Company and shall constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as (i) such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and (ii) enforceability of the indemnification and contribution provisions set forth in this Agreement may be limited by the federal or state securities laws of the United States or the public policy underlying such laws.

(f) Related Documents. The Related Documents have been duly authorized, executed and delivered by the Company and shall constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as (i) such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and (ii) enforceability of the indemnification and contributions provisions set forth in the Related Documents, if any, may be limited by the federal or state securities laws of the United States or the public policy underlying such laws.

(g) The Purchased Shares. The Purchased Shares have been duly authorized and, when issued and delivered against payment of the consideration set forth herein, will be duly and validly issued, and fully paid and nonassessable, free and clear of any lien, charge, encumbrance, security interest, rights of first refusal, preemptive or similar rights, and other encumbrances with respect to the issue thereof, except as provided for in the Related Documents, the Company’s articles of incorporation and applicable securities laws.

(h) No Violation or Default. Neither the Company nor any of its subsidiaries is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority; except in the case of clauses (ii) and (iii) for any such default or violation that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(i) No Conflicts. The execution, delivery and performance by the Company of this Agreement and the Related Documents, the issuance and sale of the Purchased Shares, and the consummation of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Company or any of its subsidiaries, including any ownership limitations on capital stock therein; or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority; except in the case of clauses (i) and (iii) for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(j) No Consents Required. No consent, approval, authorization, order, license, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Company of this

Agreement, Related Documents, the issuance and sale of the Purchased Shares and the consummation of the transactions contemplated hereby and thereby, except for (i) such as has been obtained or made; and (ii) (A) such as may be required under the Securities Act and related rules and regulations, and the rules of the New York Stock Exchange, (B) the filing of a registration statement by the Company with the Commission under the Securities Act pursuant to the Registration Rights Agreement, and (C) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws.

(k) Filed Documents; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “Filed Documents”). As of their respective filing dates, the Filed Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to the Filed Documents, and none of the Filed Documents, at the time they were filed with the Commission, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements (including the related notes thereto) of the Company and its consolidated subsidiaries included in the Filed Documents (the “Financial Statements”) comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as of their respective filing dates, as applicable, and present fairly the financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such Financial Statements have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods covered thereby, and any supporting schedules included in the Filed Documents present fairly the information required to be stated therein.

(l) No Material Adverse Effect. Since the date of the most recent Financial Statements of the Company included in the Filed Documents, there has not been any change, effect or circumstance, which, individually or in the aggregate, has had or would have a Company Material Adverse Effect.

(m) Legal Proceedings. There are no legal or governmental actions, suits or proceedings (whether civil, criminal, administrative or investigation, in law or in equity), by any Person before any governmental or regulatory authority pending or, to the knowledge of the Company, threatened to which the Company or any of its subsidiaries is (or, to the extent threatened, will be) a party or to which any property, asset or right of the Company or any of its subsidiaries is (or, to the extent threatened, will be) the subject that, individually or in the aggregate, if determined adversely to the Company or any of its subsidiaries, would have a Company Material Adverse Effect.

(n) Investment Company Act. The Company is not, and after giving effect to the offering and sale of the Purchased Shares and the application of the proceeds thereof will not be, required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

(o) Taxes.

(i) All material Taxes and Tax liabilities due and payable by or with respect to the income, assets or operations of the Company and its subsidiaries have been timely paid in full. All material Taxes incurred but not yet due and payable (A) for periods covered by the Financial Statements have been properly accrued and adequately disclosed on the Financial Statements, and (B) for periods not covered by the Financial Statements, have been properly accrued on the books and records of the Company and its subsidiaries, each in accordance with the United States generally accepted accounting principles and practices, as in effect from time to time and applied consistently throughout the periods involved.

(ii) Other than as disclosed on Schedule 2.1(o)(ii) hereto, all material Returns required to be filed by the Company or any of its subsidiaries have been timely filed, and all such Returns are true, correct and complete in all material respects.

(iii) Other than as disclosed on Schedule 2.1(o)(iii) hereto, neither the Company nor any of its subsidiaries has been within the past five (5) years or is currently the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality (and no such audit is pending or contemplated), nor has the Company or any of its subsidiaries received any written notices from any taxing authority relating to any issue which could reasonably be expected to affect the Tax liability of the Company or any of its subsidiaries.

(iv) Other than as disclosed on Schedule 2.1(o)(iv) hereto, neither the Company nor any of its subsidiaries (A) has entered into an agreement or waiver (that has not expired) or has been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company or any of its subsidiaries, or (B) is presently contesting the Tax liability of the Company or any of its subsidiaries before any court, tribunal or agency.

(v) No jurisdiction where the Company or any of its subsidiaries does not file Returns or pay Taxes has claimed in writing to the Company or any of its subsidiaries that the Company or any of its subsidiaries is subject to Tax in such jurisdiction or required to file Returns in such jurisdiction.

(vi) The Company and each of its subsidiaries have duly and timely withheld and paid to the appropriate taxing authorities all amounts required to be withheld and paid under applicable Law. The Company and each of its subsidiaries have complied with all applicable Tax laws relating to information reporting and record retention.

(vii) Neither the Company nor any of its subsidiaries has been included in any “consolidated”, “unitary” or “combined” Return provided for under the law of the United States, any non-U.S. jurisdiction or any state or locality.

(viii) Neither the Company nor any of its subsidiaries is liable for any Taxes of any other Person (other than the Company or any of its subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Tax law or as a transferee or successor, by contract or otherwise.

(ix) Other than as disclosed on Schedule 2.1(o)(ix) hereto, there are no Tax sharing, allocation, or indemnification contracts (other than customary indemnification obligations contained in commercial agreements not principally related to Taxes) in effect as between the Company or any of its subsidiaries and any other party under which Purchaser, the Company or any of its subsidiaries could be liable for any Taxes of any party.

(x) There are no liens for Taxes upon the Company, any of its subsidiaries, or any assets of the Company or any of its subsidiaries other than for Taxes not yet due and payable.

(xi) Neither the Company nor any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following: (A) a “closing agreement” as described in Section 7121 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) entered into at or prior to the Closing, (B) an installment sale or open transaction occurring at or prior to the Closing, (C) a prepaid amount received prior to the Closing, or (D) a change in the accounting method pursuant to Section 481 of the Code or any similar provision of any nation, state or locality initiated or required prior to the Closing.

(xii) For purposes of this Agreement, “Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges including all United States federal, state, local, foreign and other income, franchise, profits, gross income, gross receipts, recapture, capital gains, leasing, lease, capital stock, transfer, sales, use, value-added, transfer, recording, occupation, property (real or personal, tangible or intangible), escheat, excise, severance, environmental, windfall profits, stamp, license, payroll, employment, unemployment, occupation, premium, social security, alternative or add-on minimum, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result of (A) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (B) any express or implied obligation to indemnify any Person or other entity; “Returns” shall mean any return, declaration, report, estimate, claim for refund, information return or statement related to Taxes, including any schedule or attachment thereto and including any amendment thereof required to be filed in respect of any Taxes; and “Person” means an individual, or any legal commercial or governmental entity, such as, but not limited to, a limited liability company, partnership, joint venture, corporation, trust, unincorporated organization and government or any department or agency thereof.

(xiii) Real Estate Investment Trust. Commencing with its taxable year ended December 31, 2013, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) under the Code, and the Company’s proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. The Operating Partnership is and has been at all times since its formation taxable as a partnership, and not as a corporation (or association taxable as a corporation), for U.S. federal income tax purposes.

(xiv) U.S. Real Property Interest. To the Company’s knowledge and belief, the Purchased Shares acquired pursuant to this Agreement are not and are not currently expected to become United States real property interests within the meaning of Section 897(c) of the Code.

(xv) Domestically Controlled Status. To the Company’s knowledge and belief, the Company is, and the Company expects that it will be immediately after the Closing, a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4) of the Code.

(p) Possession of Licenses and Permits. Except as described in the Filed Documents, each of the Company, the Operating Partnership and their respective subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate governmental entities necessary under applicable law to conduct the business now operated by them, except where the failure so to possess would not, individually or in the aggregate, have a Company Material Adverse Effect; each of the Company, the Operating Partnership and their respective subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, have a Company Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, individually or in the aggregate, have a Company Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any written notice of proceedings pending and relating to the revocation or modification of any Governmental Licenses that, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Company Material Adverse Effect.

(q) Title to Property. (i) The Operating Partnership or a subsidiary thereof has good and marketable fee title to all real property owned by them and a valid leasehold interest in all real property leased by them as lessee (collectively, the “Properties”), free and clear of all mortgages, pledges, liens, claims, security interests, restrictions or encumbrances of any kind; (ii) neither the Company, the Operating Partnership nor any of their respective subsidiaries owns any real property other than the Properties; (iii) each of the ground leases and subleases of real property, if any, and under which the Company, the Operating Partnership or any of their respective subsidiaries holds properties described in the Filed Documents, is valid, enforceable and in full force and effect, except in each case, as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity and, with respect to equitable relief, the discretion of the court before which any proceeding therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity), and with respect to indemnification thereunder, except as rights may be limited by applicable law or policies underlying such law, and none of the Company, the Operating Partnership nor any of their respective subsidiaries has received notice of any claim of any sort that has been asserted by any ground lessor or sublessor under any such ground lease or sublease threatening the rights of the Company, the Operating Partnership or any of their respective subsidiaries to the continued possession of the leased or subleased premises under any such ground lease or sublease; (iv) no tenant under any of the leases at the Properties has a right of first refusal to purchase the premises demised under such lease; (v) there are no pending or, to the Company’s knowledge, threatened condemnation proceedings, zoning change or other similar proceeding or action that will affect the use or value of any of the Properties; and (vi) the mortgages and deeds of trust that encumber the Properties are not convertible into equity securities of the entity owning such Property and said mortgages and deeds of trust are not cross-defaulted or cross-collateralized with any property other than other Properties; except in all cases under clauses (i)-(vi) above as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(r) Possession of Intellectual Property. The Company, the Operating Partnership and their respective subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) reasonably necessary to conduct the business now operated by them, and none of the Company, the Operating Partnership nor any of their respective subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances that would render any Intellectual Property invalid or inadequate to protect the interest of the Company, the Operating Partnership or any of their respective subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, individually or in the aggregate, would have a Company Material Adverse Effect.

(s) Environmental Laws. Except as described in the Filed Documents, or as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) none of the Company, the Operating Partnership nor any of their respective subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”); (ii) the Company, the Operating Partnership and their respective subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws with respect to their respective Properties and are each in compliance with their requirements; and (iii) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company, the Operating Partnership or any of their respective subsidiaries.

(t) Description of Organization and Method of Operations. (i) The description of the Company’s organization and method of operation and its qualification and taxation as a REIT set forth in the Filed Documents is accurate in all material respects and presents fairly the matters referred to therein; and (ii) the Company’s operating policies and investment guidelines described in the Filed Documents accurately reflect in all material respects the operation of the Company’s business, and no material deviation from such guidelines or policies is currently contemplated. The Company has no current plans to transfer real property assets in taxable transactions or to otherwise engage in transactions that will result in the distribution of real estate capital gains dividends to its stockholders.

(u) Disclosure Controls. The Company and its subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that complies with the requirements of the Exchange Act and that has been designed to provide reasonable assurances that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company and its subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(v) Accounting Controls. The Company and its subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) and 15d-15 of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of Financial Statements for external purposes in accordance with generally accepted accounting principles, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of Financial Statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in eXtensible Business Reporting Language included in the Filed Documents fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto. There are no material weaknesses in the Company’s internal controls. The Company’s auditors and the Audit Committee of the board of directors of the Company have been advised of (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which have adversely affected or are reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have significant role in the Company’s internal controls over financial reporting.

(w) Shell Company. The Company is not, and has not previously been at any time, a “shell company” (as such term is defined in Rule 405 under the Securities Act).

(x) No General Solicitation. Neither the Company, nor any of its subsidiaries or affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Purchased Shares.

(y) Brokers. Neither the Company nor its affiliates have employed the services of, or dealt with, any broker, agent or finder in connection with the transactions contemplated hereby, except that the parties acknowledge that the Company expects to pay a commission or fee for professional services rendered in connection with the transactions contemplated hereby to each of CBRE, Goldman, Sachs and Eastdil Secured.

(z) Foreign Corrupt Practices Act. None of the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(aa) Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental entity (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any governmental entity involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened, and the Company is not aware of any act or event that would reasonably be expected to lead to any such action, suit or proceeding.

(bb) OFAC. None of the Company or any of its subsidiaries, or, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of any such entity is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the sale of the Securities, or lend, contribute or otherwise make available such proceeds to any of its subsidiaries, joint venture partners or other person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(cc) Illegal Business Practices. The Company has not obtained or induced directly or indirectly through any party the procurement of Purchaser’s investment in the Purchased Shares or any contract, consent, right, interest, privilege or other obligation or benefit related thereto or a favorable relationship with Purchaser or its affiliates through any violation of law or regulation applicable to the Company or its affiliates in any jurisdiction in which they carry on business, nor has it given or agreed to give to any Person, either directly or indirectly, any placement fee, introductory fee, arrangement fee, finder’s fee or any other fee, compensation, monetary benefit or any other benefit, gift, commission, gratification, bribe or kickback, whether described as a consultation fee or otherwise, with the object of obtaining or inducing the procurement of Purchaser’s investment in the Purchased Shares or any contract, right, privilege or other obligation or benefit related thereto; in all of the foregoing, other than the payment of any brokerage commission otherwise disclosed herein and arising on market terms or any fees for legal, accounting, tax, or other consulting services rendered by recognized service providers on customary terms.

(dd) Use of Proceeds. The Company intends to use the net proceeds from the issuance and sale of the Purchased Shares hereunder to repay amounts outstanding under the Company’s revolving credit facility or other outstanding indebtedness, to fund future acquisitions and capital improvements, and for general corporate purposes. Pending such application of the net proceeds, the Company may invest the net proceeds in short-term government securities, short-term money market funds, bank certificates of deposit and/or similar short-term investments.

Section 2.2 Purchaser’s Representations and Warranties.

Purchaser represents, warrants and agrees as follows:

(a) Organization and Good Standing. Purchaser is a limited liability company, duly organized, validly existing and in good standing (as applicable) under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to conduct its business.

(b) Authorization and Power. Purchaser has the requisite power and authority, corporate or otherwise, to enter into and perform its obligations under this Agreement and the Related Documents, including to subscribe for the Purchased Shares being sold to it hereunder. The execution, delivery and performance of the this Agreement and the Related Documents by Purchaser and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate, partnership, limited liability company and/or other action, and no further consent or authorization of Purchaser or its board of directors, other governing body, managers, members, partners or other Person, as the case may be, is required.

(c) No Public Sale or Distribution. Purchaser is subscribing for the Purchased Shares for its own account for investment and not with a view toward, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act if permitted by the Related Documents. Purchaser does not presently have any agreement or understanding, directly or indirectly, or any intention to enter such agreement or understanding, with any Person to distribute the Purchased Shares. As of the date hereof, Purchaser is subscribing for the Purchased Shares hereunder in the ordinary course of its business and not with the purpose nor with the effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect.

(d) Accredited Investor/Qualified Institutional Buyer Status. Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D. Purchaser is a partnership or a limited liability company or similar entity not formed for the specific purpose of acquiring the Purchased Shares and has total assets in excess of $5,000,000, or is an entity in which each equity owner is an “accredited investor.”

(e) Reliance on Exemptions. Purchaser understands that the Purchased Shares are being offered and issued to it in reliance on specific exemptions from the registration requirements of U.S. federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of Purchaser to subscribe for the Purchased Shares.

(f) Information. Purchaser has evaluated the merits and risks of acquiring the Purchased Shares on the terms set forth in this Agreement on its own and without reliance on the Company or any of its affiliates or representatives (other than with respect to the Company’s express representations and warranties set forth herein). Purchaser and its advisors have been furnished with, or had access to, and have been afforded opportunity to review, all materials relating to the business, finances and operations of the Company, the Operating Partnership and their respective subsidiaries and materials relating to the offer and sale of the Purchased Shares that have been requested by Purchaser as it has deemed necessary or appropriate to conduct its due diligence investigation and has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company. Purchaser and its advisors have been afforded the opportunity to ask questions of, and to receive answers from, the Company. Neither such inquiries nor any other due diligence investigations conducted by Purchaser or its advisors, if any, or its representatives shall modify, amend or affect Purchaser’s right to rely on the Company’s representations and warranties contained herein. Purchaser understands that its investment in the Purchased Shares involves a high degree of risk and Purchaser is able to afford a complete loss of such investment. Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Purchased Shares.

(g) No Governmental Review. Purchaser understands that no U.S. federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Purchased Shares or the fairness or suitability of the investment in the Purchased Shares nor have such authorities passed upon or endorsed the merits of the offering of the Purchased Shares.

(h) Transfer or Resale. Purchaser understands that the Purchased Shares are “restricted securities” under applicable U.S. federal securities laws and that the Securities Act and the rules of the Commission provide in substance that Purchaser may dispose of the Purchased Shares only pursuant to an effective registration statement under the Securities Act or an exemption therefrom, and Purchaser understands that, except as provided in the Registration Rights Agreement, the Company has no obligation or intention to register the offer and resale of any of the Purchased Shares, or to take action so as to permit sales pursuant to the Securities Act (including Rule 144 thereunder). Consequently, Purchaser understands that Purchaser may bear the economic risks of the investment in the Purchased Shares for an indefinite period of time.

(i) Legends. Purchaser understands that the certificates or other instruments representing the Purchased Shares, except as set forth below, shall bear any legend as required by the “blue sky” laws of any state or the Company’s Articles of Amendment and Restatement and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such share certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE ISSUER THAT THESE SECURITIES MAY BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED ONLY (A) TO THE ISSUER, (B) PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES PURSUANT TO REGULATION S UNDER THE SECURITIES ACT, (D) INSIDE THE UNITED STATES PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, OR (E) IN A TRANSACTION THAT IS OTHERWISE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND IN EACH CASE IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS AND THE APPLICABLE LAWS OF ANY OTHER JURISDICTION, PROVIDED THAT IN THE CASE OF (C), (D) OR (E) ABOVE, THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE ISSUER A LEGAL OPINION OF COUNSEL OF RECOGNIZED STANDING, REASONABLY SATISFACTORY TO THE ISSUER. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

Subject to the terms of the Stockholders Agreement, the legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Purchased Shares upon which it is stamped, if, unless otherwise required by state securities laws, (i) such Purchased Shares are registered for resale under the Securities Act; (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of a law firm reasonably acceptable to the Company, in a form reasonably acceptable to the Company, to the effect that such sale, assignment or transfer of the Purchased Shares may be made without registration under the applicable requirements of the Securities Act; or (iii) such holder provides the Company with reasonable assurance that the Purchased Shares can be sold, assigned or transferred pursuant to Rule 144.

(j) Validity; Enforcement. This Agreement and each of the Related Documents has been duly and validly authorized, executed and delivered on behalf of Purchaser and shall constitute the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(k) No Conflicts. The execution, delivery and performance by Purchaser of this Agreement and the Related Documents and the consummation by Purchaser of the transactions contemplated hereby and thereby will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of Purchaser pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Purchaser is a party or by which Purchaser is bound or to which any of the property or assets of Purchaser is subject; (ii) result in any violation of the organizational documents of Purchaser; or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clause (i) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to perform its obligations hereunder.

(l) No General Solicitation. Purchaser acknowledges that the Purchased Shares were not offered to Purchaser by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, website, or similar media, or broadcast over television or radio; or (ii) any seminar or meeting to which Purchaser was invited by any of the foregoing means of communications.

(m) Brokers. Neither Purchaser nor its affiliates have employed the services of, or dealt with, any broker, agent or finder in connection with the transactions contemplated hereby, except that the parties acknowledge that CBRE introduced the parties at the outset of negotiations for the transactions contemplated hereby and shall be paid a commission by the Company in connection therewith.

(n) OFAC; Prohibited Investments; Etc.

(i) To the best of the knowledge of Purchaser none of (A) Purchaser; (B) any Person controlling or controlled by Purchaser; (C) if Purchaser is a privately held entity, any Person having a beneficial interest in Purchaser; (D) if

Purchaser is not the beneficial owner of all of the Purchased Shares, any Person having a beneficial interest in the Purchased Shares; or (E) any Person for whom Purchaser is acting as agent or nominee in connection with this investment in the Purchased Shares: (1) bears a name that appears on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC, or any other list maintained by any other applicable sanctions authority in any jurisdiction in which the Company may conduct its business, from time to time; (2) is a foreign shell bank; or (3) resides in or whose subscription funds are or will be transferred from or through an account in a non-cooperative jurisdiction. Purchaser agrees to notify promptly the Company of any change in information affecting this representation and covenant.

(ii) Purchaser also acknowledges that the Company will not accept the investment of funds by natural persons or entities acting, directly or indirectly, in contravention of any applicable money laundering regulations or conventions of the United States or other international jurisdictions, or on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization for Economic Cooperation and Development, Financial Action Task Force, OFAC, the Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency or the U.S. Internal Revenue Service, all as may be amended from time to time.

(iii) Purchaser is wholly owned by the governmental authority of the State of Qatar established by Emiri Decree No 22 of 2005 (the “Group Owner”). No one other than the Group Owner has a beneficial interest in Purchaser. Purchaser is not organized or chartered under the laws of, a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Interrupt and Obstruct Terrorism Act of 2001 as warranting special measures due to money laundering concerns. Purchaser will not contribute subscription funds that originate from, or will be or have been routed through, an account maintained by a foreign shell bank, an “off-shore bank,” or a bank organized or chartered under the laws of a non-cooperative jurisdiction.

(iv) Purchaser acknowledges that the Company is, or may in the future become subject to, money laundering statutes, regulations and conventions of the United States or other international jurisdictions, and Purchaser agrees to execute instruments, provide information or perform any other acts as may reasonably be requested by the Company for the purpose of: (A) carrying out due diligence as may be required by applicable law to establish the identity of (1) Purchaser, (2) any underlying beneficial owner(s) of Purchaser, and (3) any investors, partners, members, directors, officers, beneficiaries or grantors of Purchaser, and any underlying beneficial owner(s) of such investors, partners, members, directors, officers, beneficiaries or grantors, as applicable; (B) maintaining records of identities, or verifications or certifications as to identities; and (C) taking any other actions as may be required to comply with and remain in compliance with money laundering, sanctions, anti-corruption or related statutes, regulations or conventions applicable to the Company.

(o) Illegal Business Practices. Purchaser has not obtained or induced directly or indirectly through any party the procurement of Purchaser’s investment in the Purchased Shares or any contract, consent, right, interest, privilege or other obligation or benefit related thereto or a favorable relationship with the Company or its affiliates through any violation of law or regulation applicable to Purchaser or its respective affiliates in any jurisdiction in which they carry on business, nor has it given or agreed to give to any Person, either directly or indirectly, any placement fee, introductory fee, arrangement fee, finder’s fee or any other fee, compensation, monetary benefit or any other benefit, gift, commission, gratification, bribe or kickback, whether described as a consultation fee or otherwise, with the object of obtaining or inducing the procurement of Purchaser’s investment in the Purchased Shares or any contract, right, privilege or other obligation or benefit related thereto; in all of the foregoing, other than the payment of any brokerage commission otherwise disclosed herein and arising on market terms or any fees for legal, accounting, tax, or other consulting services rendered by recognized service providers on customary terms.

(p) No Disqualifying Events. Purchaser represents and certifies that, after due inquiry, for purposes of Rule 506(d) and Rule 506(e) of the Securities Act (collectively, the “Bad Actor Rule”), neither Purchaser nor any Person who beneficially owns or will beneficially own Purchaser’s Purchased Shares is subject to any disqualifying event, including without limitation any conviction, order, judgment, decree, suspension, expulsion or bar described in the Bad Actor Rule, whether such event occurred or was issued before, on or after September 23, 2013, and Purchaser agrees to notify the Company immediately upon becoming aware that the foregoing is not, or is no longer, complete and accurate in every material respect. The Company may require additional information from Purchaser or Purchaser’s beneficial owners to satisfy its due diligence obligations under the Bad Actor Rule.

(q) Tax Matters. Purchaser either (i) is treated as an integral part of a foreign sovereign within the meaning of Section 892 of the Code and the Treasury Regulations promulgated thereunder; or (ii) is wholly owned, directly or indirectly, by one or more integral parts of a foreign sovereign within the meaning of Section 892 of the Code and the Treasury Regulations promulgated thereunder. Purchaser is acquiring the Purchased Shares purchased pursuant to this Agreement for its own account and not for the benefit of any individual, any entity treated as an individual under Section 542 of the Code, or any entity directly or indirectly owned by any individual or entity treated as an individual under Section 542 of the Code. Purchaser will be the beneficial owner of the Purchased Shares acquired pursuant to this Agreement.

(r) Tax Forms. At the Closing, Purchaser shall provide the Company with a properly completed and executed Internal Revenue Service Form W-8EXP, W-8BEN-E, or other appropriate Form W-8. At the Company’s prior written request in the event that any such form expires or otherwise becomes ineffective, or if Purchaser becomes aware that the information contained on such form becomes incorrect, Purchaser shall promptly replace such form with a properly completed and executed replacement form.

(s) Ownership Activity.

(i) Within the past twelve (12) months, other than as disclosed in Schedule 2.2(s), no member of the Stockholder Group (as defined in the Stockholders Agreement) has engaged in any short sales or similar transactions with respect to the Class A Common Stock, nor, directly or indirectly, caused any Person to engage in any short sales or similar transactions with respect to the Class A Common Stock.

(ii) With the exception of the Purchased Shares, within the past twelve (12) months, other than as disclosed in Schedule 2.2(s), the Stockholder Group does not collectively beneficially own, or have any option or other right to acquire, in the aggregate, any securities of the Company or the Operating Partnership. The Stockholder Group does not collectively, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have an economic interest in any securities of the Company or the Operating Partnership as a result of any cash-settled total return swap transaction or any other swap, other derivative or “synthetic” ownership arrangement.

(t) Foreign Corrupt Practices Act. In connection with the purchase of the Purchased Shares, (i) neither Purchaser nor to the knowledge of Purchaser, any director, officer, agent, employee, affiliate or other person acting on behalf of Purchaser, is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and (ii) Purchaser has conducted its businesses in compliance with the FCPA and has instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

ARTICLE 3

CONDITIONS PRECEDENT TO CLOSING

Section 3.1 Conditions Precedent to the Obligations of both Parties. The respective obligations of each party to this Agreement to effect the Closing shall be subject to the satisfaction of each of the following conditions on or prior to the Closing:

(a) No Injunctions. No governmental entity of competent jurisdiction shall have issued any moratorium, or enacted, issued, promulgated, enforced or entered any order, decree or law which is in effect and which prevents or prohibits the consummation of, or that makes it illegal for any party hereto to consummate the transactions contemplated by this Agreement or any of the Related Documents.

Section 3.2 Additional Conditions Precedent to the Obligations of Purchaser. The obligation of Purchaser to purchase and pay for the Purchased Shares at the Closing shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, all or any of which may be waived in writing, in whole or in part, by Purchaser:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 2.1(a) (Organization and Good Standing), Section 2.1(b) (Organization and Good Standing of Operating Partnership), Section 2.1(d) (Power and Authority), Section 2.1(e) (Purchase Agreement), Section 2.1(f) (Related Documents), and Section 2.1(y) (Brokers) shall be true and correct in all respects on and as of the Closing Date; and (ii) all other representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Closing in all material respects (except for such representations and warranties that are qualified as to materiality, which shall be true in all respects) as though such representations and warranties were made at and as of such date.

(b) Related Documents. Each of the Related Documents shall have been duly authorized, executed and delivered by the Company.

(c) Officer’s Certificate. Purchaser shall have received a certificate, dated the Closing, signed by a duly authorized executive officer of the Company, certifying that the conditions specified in the foregoing Section 3.2(a) hereof have been fulfilled.

(d) Secretary’s Certificate. Purchaser shall have received a certificate, dated the Closing, of the Secretary of the Company attaching: (i) a true and complete copy of the Company’s articles of incorporation, in effect as of such date; (ii) a true and complete copy of the Company’s by-laws, in effect as of such date; (iii) resolutions of the Company’s board of directors authorizing the execution and delivery of this Agreement, the Related Documents and the transactions contemplated hereby and thereby; and (iv) a certificate of incumbency executed by the Secretary or Assistant Secretary of Company listing the officers of Company authorized to execute the Agreement, and certifying the authority of each such officer to execute the agreements, documents, and instruments on behalf of Company in connection with the consummation of the transactions contemplated hereby.

(e) Opinion of the Company’s Counsel. Purchaser shall have received the opinion of Goodwin Procter LLP, counsel to the Company, as to customary corporate matters.

(f) REIT Opinion. Purchaser shall have received the opinion of Goodwin Procter LLP, counsel to the Company, with respect to the Company’s qualification and taxation as a REIT under the Code.

Section 3.3 Additional Conditions Precedent to Obligations of the Company. The obligation of the Company to issue and deliver the Purchased Shares at the Closing shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, all or any of which may be waived in writing, in whole or in part, by the Company:

(a) Receipt of Purchase Price. As provided in Section 1.1(a), the Company shall have received payment of the Purchase Price for the Purchased Shares.

(b) Representations and Warranties. (i) The representations and warranties of Purchaser set forth in Section 2.2(a) (Organization and Good Standing), Section 2.2(b) (Authorization and Power), and Section 2.2(m) (Brokers) shall be true and correct in all respects on and as of the Closing Date; and (ii) all other representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing (except for such representations and warranties that are qualified as to materiality, which shall be true in all respects) as though such representations and warranties were made at and as of such date.

(c) Related Documents. Each of the Related Documents shall have been duly authorized, executed and delivered by Purchaser.

(d) Purchaser Certificate. The Company shall have received a certificate from Purchaser, dated the Closing, signed by a duly authorized representative of Purchaser, certifying that the conditions specified in Section 3.3(b) hereof have been fulfilled.

(e) Secretary Certificate. The Company shall have received a certificate of the Secretary or equivalent of Purchaser containing a true and correct copy of the resolutions duly adopted by the board of directors or similar governing body of Purchaser approving and authorizing this Agreement and the Related Documents. The Secretary or equivalent shall also certify that such resolutions have not been rescinded, revoked, amended, modified, or otherwise affected and remain in full force and effect.

ARTICLE 4

PUBLIC ANNOUNCEMENTS; COMMISSION FILINGS

Section 4.1 Public Announcements. The Company and Purchaser will consult with each other before issuing any press releases or otherwise making any public statements or filings with any governmental entity with respect to this Agreement, the Related Documents or the transactions contemplated hereby or thereby, shall modify any portion thereof if the other party reasonably objects thereto and shall not issue any press releases or make any public statements or filings with any governmental entity prior to such consultation, unless the same may be required by applicable law or the rules and regulations of the Commission or the New York Stock Exchange. Notwithstanding anything to the contrary in the foregoing, the Company and Purchaser acknowledge Company’s obligation to file, and Company shall not be required to consult with Purchaser before filing, a description of, and/or other disclosure relating to, this Agreement, the Related Documents or the transactions contemplated hereby and thereby in (i) filings with the Commission other than (A) a Current Report on Form 8-K announcing the entry into this Agreement and the Related Documents, and (B) the prospectus supplement relating to the resale of the Purchased Shares; or (ii) non-scripted conference calls not specifically designed to discuss this Agreement, the Related Documents or the transactions contemplated hereby or thereby, or analyst conference or meetings.

Section 4.2 Commission Filings. Purchaser shall timely file all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act, including but not limited to any reports, schedules, forms, statements and other documents required under Section 13 or 16 of the Exchange Act.

ARTICLE 5

SURVIVAL; INDEMNIFICATION

Section 5.1 Survival; Indemnification.

(a) The respective representations and warranties of the Company and Purchaser contained in Section 2.1 and Section 2.2 shall survive for a period of twelve (12) months from the Closing; provided, however, that the representations and warranties contained in Section 2.1(o) shall survive for a period of twenty-four (24) months from the Closing (the “Survival Period”). The parties agree that no claim may be brought based upon, directly or indirectly, any of the representations and warranties contained in this Agreement after the Survival Period. The termination of the representations and warranties provided herein shall not affect a party in respect of any good faith claim made by such party in reasonable detail in writing received by the other party prior to the expiration of the Survival Period.

(b) From and after the Closing, the Company shall indemnify, save and hold harmless Purchaser from and against any and all costs, losses, liabilities, obligations, damages, claims, judgments, awards, and expenses (whether or not arising out of third-party claims), including interest, penalties, reasonable attorneys’ fees and any amounts paid in settlement of the foregoing (collectively, “Losses”) incurred in connection with, arising out of, or resulting from (i) any breach of any representation or warranty made by the Company in Section 2.1 hereof or in the certificate delivered pursuant to Section 3.2(e); or (ii) any breach of any covenant or agreement to be performed by the Company in this Agreement.

(c) From and after the Closing, Purchaser shall indemnify, save and hold harmless the Company from and against any and all Losses incurred in connection with, arising out of, or resulting from (i) any breach of any representation or warranty made by Purchaser in Section 2.2 hereof or in the certificate delivered pursuant to Section 3.3(d); or (ii) any breach of any covenant or agreement to be performed by Purchaser in this Agreement.

(d) Each party entitled to indemnification under this Section 5.1 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party (at its expense) to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld, conditioned or delayed), and the Indemnified Party may participate in such defense at such Indemnified Party’s expense; and provided, further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement, unless such failure is actually materially and adversely prejudicial to the Indemnifying Party in defending such claim or litigation and in such case, only to the extent of such prejudice. Notwithstanding the foregoing, an Indemnified Party shall have the right to retain its own counsel, with the reasonable fees and expenses of no more than one such counsel (at standard rates not in excess of those paid by the Indemnified Party in the ordinary course of its business) to be paid by the Indemnifying Party, if (i) the Indemnifying Party shall have failed, or is not entitled to assume, the defense of such claim in accordance with this Section 5.1(d); (ii) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party; or (iii) representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding.

(e) An Indemnified Party shall use commercially reasonable efforts to mitigate any Losses which form the basis of an indemnification claim under this Section 5.1; provided, however, that such commercially reasonable efforts shall not require any Indemnified Party to commence any litigation, make any material monetary expenditure, or offer or grant any material accommodation (financial or otherwise) to any third party. Under no circumstances shall any Losses include consequential, indirect, punitive or other similar damages, including diminution of value, lost profits, lost revenues, business interruptions, or loss of business opportunity or reputation. Losses shall be calculated only to the extent attributable to the transactions contemplated by this Agreement (and, for the avoidance of doubt, shall not include any Losses to the extent attributable to or arising under any other agreements or arrangements, including but not limited to joint ventures, between the Company and its subsidiaries, on the one hand, and Purchaser and its subsidiaries, on the other hand). The amount of any Losses for which indemnification is provided under this Section 5.1 shall be net of any amounts actually recovered by the Indemnified Party from third parties, including under insurance policies with respect to such Losses (which the Indemnified Party shall use commercially reasonable efforts to recover), and shall be reduced to take account of any net tax benefit actually realized by the Indemnified Party in the form of a reduction of the cash taxes actually payable in the year the indemnity payment is made or a prior year to the extent such reduction arises from the incurrence or payment of any such Losses.

(f) An Indemnifying Party shall not be liable for any settlement of a claim effected without its written consent (which consent will not be unreasonably withheld, conditioned or delayed). No Indemnifying Party, in its defense of any such claim, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such claim a release to the Indemnified Party from all liability with respect to such claim; and (ii) is not entirely indemnifiable by the Indemnifying Party pursuant to this Article 5, and imposes any injunctive relief or other restrictions of any kind or nature on any Indemnified Party.

(g) Unless otherwise required by law, the Company and Purchaser agree to treat any indemnity payment made pursuant to this Article 5 as an adjustment to the Purchase Price for U.S. federal, state, local and non-U.S. Tax purposes.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Governing Law; Arbitration. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and shall be construed and interpreted in accordance with, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdiction other than the State of New York. Any action or proceedings brought by a party to recover damages in respect of any disagreement or dispute in connection with this Agreement shall be submitted to and finally settled by arbitration in accordance with the rules and procedures of the American Arbitration Association, through its International Centre for Dispute Resolution before a panel of three arbitrators selected in accordance with such rules. The site of any such arbitration shall be Manhattan, New York, New York or such other place as the Company and Purchaser shall agree at the time, and the proceedings shall be conducted in the English language. Any such arbitration award obtained pursuant to this clause shall be final and binding on the parties. The parties undertake to carry out any award without delay, and the parties agree that judgment upon any such award may be entered by any court having jurisdiction over the matter or the relevant party or its assets. Notwithstanding the foregoing, the request by either party for injunctive relief or specific performance shall not be subject to arbitration and may be adjudicated only by the courts of the State of New York located in Manhattan, New York, New York, or the United States District Court of the Southern District of New York.

Section 6.2 Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided, that a signature delivered by facsimile, email pdf or other electronic form shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

Section 6.3 Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

Section 6.4 Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

Section 6.5 Entire Agreement; Amendments; Waiver. This Agreement and the Related Documents supersede all other prior oral or written agreements between Purchaser, the Company, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the Related Documents contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and Purchaser. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

Section 6.6 Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Empire State Realty Trust, Inc.

111 West 33rd Street, 12th Floor

New York, New York 10120

Attention: Thomas N. Keltner Jr. and Bart S. Goldstein

Facsimile: 212-986-7679

with a copy (for informational purposes only) to:

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, New York 10018

Attention: Yoel Kranz

Facsimile: 212-813-8831

If to Purchaser, to its address and facsimile number set forth on Schedule 1.1(a) hereto, with copies (for informational purposes) to Purchaser’s representatives as set forth on Schedule 1.1(a) hereto and to such other address and/or facsimile number and/or to the attention of such other Person as Purchaser has specified by written notice given to the Company five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission, or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively. The Purchaser hereby appoints QIA Advisory (USA) Inc., 9 West 57th Street, 34th Floor, New York, NY 10019 as its agent for the service of process in the United States.

Section 6.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of Purchaser. Purchaser shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company, in which event such assignee shall also be deemed to be Purchaser hereunder with respect to such assigned rights and obligations.

Section 6.8 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

Section 6.9 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 6.10 Specific Performance. The parties acknowledge and agree that in the event of a breach or threatened breach of its covenants hereunder, the harm suffered would not be compensable by monetary damages alone and, accordingly, in addition to other available legal or equitable remedies, each non-breaching party shall be entitled to apply for an injunction or specific performance with respect to such breach or threatened breach, without proof of actual damages (and without the requirement of posting a bond, undertaking or other security), and Purchaser and the Company agree not to plead sufficiency of damages as a defense in such circumstances.

Section 6.11 Costs and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not any of the transactions contemplated hereby are consummated.

[Signature Page Follows]

IN WITNESS WHEREOF, Purchaser and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

EMPIRE STATE REALTY TRUST, INC.

By:	/s/ David A. Karp
Name:	David A. Karp
Title:	Executive Vice President and Chief Financial Officer

Q REIT HOLDING LLC

By:	/s/ Ahmad Al-Khanji
Name:	Ahmad Al-Khanji
Title:	Director

[Signature Page to Securities Purchase Agreement]

SCHEDULE 1.1(a)

Purchaser and Purchased Shares

(1)	(2)	(3)	(4)	(5)
Purchaser	Address, Facsimile Number and Jurisdiction	Number of Purchased Shares	Purchased Shares Purchase Price	Legal Representative’s Address and Email
Q REIT Holding LLC	Ooredoo Tower, Diplomatic Area Street West Bay, Doha P.O. Box 23224, Qatar Facsimile: 974 4459 5990	29,610,854	$ 621,827,934	White & Case LLP 1155 Avenue of the Americas New York, New York 10036 Attention: Oliver Brahmst Email: obrahmst@whitecase.com

SCHEDULE 2.1(o)

Taxes

Section 2.1(o)(ii)	•	The year 2015 federal, NYS, NYC and applicable state tax returns of the Operating Partnership, the Company and its taxable REIT subsidiaries are on extension and will be filed by their due date as so extended.

	•	The federal tax return filed by the Operating Partnership for its taxable year ended December 31, 2014 may have included incorrect current period deductions. The Operating Partnership is currently considering amending such tax return, and such amendment will not result in an increase in taxable income of the Company in an amount in excess of $1.5 million.

Section 2.1(o)(iii)	•	An audit of the New York City real property transfer tax returns filed in October 2013 upon the transfer and consolidation of assets into the Company and July 2014 filing in connection with a property acquisition (as to which Ernst & Young continues to advise the Company that no contingency reserve or public disclosure is needed).

	•	An audit of the federal income tax return of Observatory TRS for its initial tax year October 7, 2013 through December 31, 2013. The Company does not currently expect any material adjustment to be proposed as a result of such audit.

	•	Routine sales tax audits.

Section 2.1(o)(iv)	•	A waiver of the statute of limitations granted by the Company in connection with the New York City real property transfer tax audit described in clause (iii) above.

Section 2.1(o)(ix)	•	In connection with the Company’s initial public offering, the Company and the Operating Partnership entered into a Tax Protection Agreement with and for the benefit of certain Protected Partners, as defined in such Tax Protection Agreement.

SCHEDULE 2.2(s)

Ownership Activity

None.